Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Banc of California, Inc. and subsidiaries of our reports dated March 17, 2014, except as to the restatement of the effectiveness of internal control over financial reporting for a material weakness, which is as of August 18, 2014, with respect to the consolidated statements of financial position of Banc of California, Inc., and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K/A of Banc of California, Inc. and subsidiaries.

Our report dated March 17, 2014, except as to the restatement of the effectiveness of internal control over financial reporting for a material weakness, which is as of August 18, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, expresses our opinion that Banc of California, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states financial reporting resources were not sufficiently completing certain account level reviews as described in Management’s Report on Internal Control over Financial Reporting.

/S/ KPMG LLP

Irvine, California

February 5, 2015